F O R T R E S S
Investment Group LLC

                                                    FOR IMMEDIATE RELEASE

Contact:
Lilly H. Donohue
Vice President, Fortress
212 798-6118


          FORTRESS IMPAC ACQUISITION CORP. COMPLETES TENDER OFFER
                    FOR IMPAC COMMERCIAL HOLDINGS, INC.

NEW YORK, November 20, 2000 - Fortress Impac Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of Fortress Investment Corp., announced today that it had successfully completed its tender offer for any and all of the outstanding shares of the common stock of Impac Commercial Holdings, Inc. ("Impac") (American Stock Exchange Ticker Symbol: ICH) at $7.55 per share, net to the seller in cash. As of the expiration of the tender offer, the Impac shares validly tendered and accepted for purchase, together with shares subject to guarantees of delivery and shares previously owned by Purchaser, constituted over 90% of the total issued and outstanding shares of Impac on a fully diluted basis.


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